Exhibit 99.2

Viasat Q1 FY26 Shareholder Letter

Fellow Shareholders, Our Q1 Fiscal Year 2026 results yielded stronger than expected year-over-year (YoY) revenue and Adjusted EBITDA growth. Our Q1 performance reflected healthy market demand in our most profitable business lines, more than offsetting lower IP licensing and royalty-based revenue and expected pressures in our fixed broadband business, as well as good cash generation. For Q1 FY2026, we reported a net loss2 of $56 million compared to a net loss2 of $33 million in Q1 FY2025, that was primarily due to improved operating performance, offset by an increase in depreciation and amortization and a higher income tax provision. Revenue grew 4% YoY driven largely from double digit growth in the Defense and Advanced Technologies segment reflecting the strength and diversity of our unique technology portfolio, strong market positions, and attractive secular drivers. Adjusted EBITDA increased by 1% YoY primarily from double-digit Adjusted EBITDA growth in information security and cyber defense, partially offset by lower IP licensing and royalty-based revenue and declines in maritime.One of our highest priorities remains getting ViaSat-3 (VS-3) F2 and F3 into service and our progress is reflected in the updated accompanying satellite roadmap. Each of the new VS-3 satellites is designed to enable more bandwidth capacity than our entire existing fleet—creating opportunities to grow in each of our franchise businesses. For VS-3 F2 we completed implementation and testing of the corrective actions for the deployable reflectors and have begun the process of final flight installations and closeouts. We have also completed ground operations and defined launch campaign schedules and launch day operational plans with our launch partner. We expect to ship VS-3 F2 to the launch site by the end of next month (September 2025). For VS-3 F3 we also completed qualification testing of the deployable reflectors and began the process of preparing the spacecraft for mechanical environmental testing by starting the installation of the deployable reflectors. We continue to monitor the launch manifest and range priorities for our launch vehicles at Cape Canaveral. As previously shared, as we achieve satellite integration and test milestones on the spacecraft, we reduce the magnitude of the “bring into service” schedule risk, but of course, that does not eliminate schedule risks extrinsic to our own spacecraft or launch campaign. We have slightly adjusted the in-service date roadmap to better reflect various potential schedule uncertainties post-shipment for VS-3 F3. VS-3 F1 services continue to scale steadily with more than 60,000 flights served to date while fulfilling high performance service level agreements delivering fast, free Wi-Fi. We have pioneered many of these services and business models and are continuing to win in our target markets leveraging a combination of our existing and planned fleet with our third-party partners.We also continue to advocate for and support an open architecture, standards-based approach to Non-Terrestrial Network (NTN) roaming and interoperability using a significantly more cost-effective aggregation of coordinated mobile satellite spectrum. Our approach is designed to leverage the 5G ecosystem, which can substantially reduce capital and operating costs for Viasat and other operating partners—and should reduce costs for consumers and help drive broader NTN adoption.The strong start to Q1 is affirming our ability to position FY2026 as a launch year. We are focusing on continuing to more thoroughly optimize the integration of Viasat and Inmarsat resources, and establish the growth opportunities and associated earnings power of our franchises to yield attractive cash conversion. We see opportunities to sustain and enhance durable competitive positions while simultaneously reducing capital intensity. We are balancing investing for growth in target markets while continuing to opportunistically strengthen our capital structure via cash flow improvements, addressing debt maturities, and ongoing portfolio reviews—all intended to help delever our balance sheet. We are determined to exit FY2026 with a solid foundation for accelerated and sustained growth and cash generation. We have a comprehensive plan to reinforce our competitive positions, unlock portfolio value and drive returns and shareholder value. FY2026 is the year to reposition for growth. As we have said before, there will be challenges but we are playing to win. Sincerely,Mark DankbergShareholder Letter | Q1 Fiscal Year 2026 1

Q1 FY2026 Financial Results

- Revenue of $1.2 billion in Q1 FY2026 increased 4% YoY. Revenue growth was driven by an increase of 15% YoY in the Defense and Advanced Technology segment while Communication Services segment revenues remained flat YoY
- Net loss[2] of $56 million for Q1 FY2026 increased from a net loss[2] of $33 million in Q1 FY2025, primarily reflecting an increase in depreciation and amortization and a higher income tax provision
- Q1 FY2026 Adjusted EBITDA[1] was $408 million, an increase of 1% YoY. Communication Services segment increased 5% YoY partially offset by a 10% decline in the Defense and Advanced Technologies segment. Strong operating performance in information security and cyber defense and aviation was partially offset by declines in maritime and lower IP licensing and royalty-based revenue
- Our net debt[4] relative to LTM Adjusted EBITDA remained flat sequentially
- Defense and Advanced Technologies revenues increased 15% YoY driven primarily by strong growth in information security and cyber defense and space and mission systems product revenues
- Communication Services were flat YoY with growth in aviation and government satcom service revenues offset by expected declines in Fixed Services & Other (FS&O), maritime services, and overall product revenues
- Awards for the quarter were $1.2 billion, an increase of 2% YoY. Defense and Advanced Technologies awards grew 22% YoY to $428 million primarily driven by information security and cyber defense. Communication Services declined 7% YoY with growth in aviation and maritime awards offset primarily by the divestiture of the Energy Services Systems Integration business in Q3 FY2025 and lower awards in US fixed broadband and government satcom

AWARDS
$ in millions



$1,162
$1,275
$1,078
$1,170
$1,183
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

REVENUE
$ in millions



$1,126
$1,122
$1,124
$1,147
$1,171
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

NET INCOME (LOSS)[2]
$ in millions



$(32.9)
$(137.6)
$(158.4)
$(246.1)
$(56.4)
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

BACKLOG
$ in millions



$3,640
$3,747
$3,541
$3,553
$3,549
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

ADJ. EBITDA[1]
$ in millions



$404
$375
$393
$375
$408
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

OPERATING INCOME (LOSS)
$ in millions



$59.7
$(24.7)
$21.2
$(153.8)
$46.7
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

Shareholder Letter | Q1 Fiscal Year 2026 2

Communication Services
segment provides a wide range of broadband and narrowband communications solutions across government and commercial mobility, maritime, fixed broadband (residential), energy and enterprise customers

AWARDS, REVENUE AND ADJ. EBITDA[1]

$ in millions



$811
$754
$827
$827
$308
$322
Awards
Revenue
Adj. EBITDA
Q1 FY25
Q1 FY26

SERVICE REVENUE MIX

$ in millions



$257
$293
$184
$192
$124
$118
$202
$175
Aviation
Govt Satcom
Maritime
Fixed Services and Other
Q1 FY25
Q1 FY26

SERVICE METRICS - KA BAND ONLY

End of period aircraft and vessels



3.8K
4.0K
4.1K
1.9K
2.0K
2.1K
14.3K
14.0K
13.9K
Commercial Aviation
Business Aviation
Maritime
Q1 FY25
Q4 FY25
Q1 FY26

Communication Services

Segment Highlights

- Agreed to a binding term sheet with Ligado Networks and AST & Science to settle Viasat's opposition to Ligado's planned restructuring. Assuming Court approval, Viasat anticipates receiving $568 million from Ligado in fiscal year 2026 including the resumption of quarterly payments of approximately $16 million beginning in September. The quarterly payment amount increases 3% per year for the life of the agreement (through 2107).
- Announced orders exceeded 1,000 vessels for NexusWave, maritime's fully managed, high-speed, bonded connectivity service. Following months of rigorous development and testing, the service has gained incredible momentum in its first six months on the market with global customers adopting NexusWave for their fleets.
- Selected by LATAM Group to implement Viasat Amara on wide-body aircraft. This transformative, next-generation connectivity service will utilize a multi-orbital network of geostationary (GEO) and low Earth orbit (LEO) satellites, ensuring a high-speed, low-latency internet connection with global coverage, even in remote areas like the South Pacific. In addition to benefiting passengers, Viasat Amara will optimize operations with real-time communication between crew and ground teams, data transmission for predictive aircraft maintenance, and route optimization via cockpit connectivity.
- GX10A and GX10B satellite payloads, which provide broadband satellite coverage over the Arctic region, are now available to deliver services for government satcom customers, with commercial maritime and aviation services anticipated to follow throughout fiscal year 2026.
- Signed an agreement with Mitsui O.S.K. Lines, Ltd. to upgrade their fleet to NexusWave. This fleet-wide transition to NexusWave will allow Mitsui to benefit from our fully managed, bonded connectivity service and accelerate their digitalization strategy. In response to evolving operational and crew connectivity needs, Mitsui is seeking multi-layered satellite communications services that support the transformation of its vessels into floating offices and homes.

Awards

Q1 FY2026 Communication Services awards decreased 7% YoY to $754 million. YoY growth in aviation and maritime was more than offset by declines in FS&O relating to US fixed broadband and the divestiture of the Energy Services Systems Integration business, as well as declines in government satcom. Q1 FY2026 total backlog of $2.5 billion decreased 15% YoY; aviation backlog increased 30% offset by FS&O due to decline of the US fixed broadband business and the removal of the Energy Services Systems Integration business backlog and decreases in maritime and government satcom backlog.

Revenue

In Q1 FY2026, Communication Services segment revenues remained flat YoY at $827 million. Product revenues were down 17% YoY primarily due to the divestiture of the Energy Services Systems Integration business in Q3 FY2025 offsetting service revenue growth. Service revenues increases of 14% and 4% YoY from aviation and government satcom, respectively, were partially offset by a 13% YoY decrease in FS&O services and a 5% YoY decrease in maritime services. Sequentially, segment service revenues grew 4% driven primarily by aviation services growing 10% and maritime services growing 3%. Commercial and business aviation ended the quarter with approximately 4,130 and 2,050 aircraft in service, respectively, growing YoY and sequentially. Maritime vessels were slightly down YoY and sequentially to about 13,900. U.S. fixed broadband ended the quarter with approximately 172,000 subscribers and $115 average revenue per user.

Adjusted EBITDA

Communication Services segment Q1 FY2026 Adjusted EBITDA of $322M increased 5% compared to prior year. Solid operating performance in aviation services and lower Communications Services segment research and development were partially offset by lower maritime services and overall product revenues alongside increased legal expenses supporting our Ligado settlement efforts.

Shareholder Letter | Q1 Fiscal Year 2026 3

Defense and Advanced Technologies segment provides a diverse set of resilient, vertically integrated solutions, leveraging core technical competencies in encryption, cyber security, tactical gateways, modems and waveforms, to government and commercial customers

AWARDS, REVENUE, AND ADJ. EBITDA[1]

$ in millions



$351
$428
$300
$344
$96
$87
Awards
Revenue
Adj. EBITDA
Q1 FY25
Q1 FY26

Note: all legacy Inmarsat businesses are included in Communication Services segment

PRODUCT REVENUE MIX

$ in millions



$56
$102
$73
$88
$71
$68
$45
$36
InfoSec and Cyber Defense
Space and Mission Sys
Tactical Networking
Adv Tech and Other
Q1 FY25
Q1 FY26

Note: all legacy Inmarsat businesses are included in Communication Services segment

BACKLOG AND SOLE SOURCE UNAWARDED IDIQ

$ in millions



$712
$1,059
$2,433
$2,830
Backlog
Sole Source Unawarded IDIQ
Q1 FY25
Q1 FY26

Note: sole source unawarded IDIQ includes government satcom within Communication Services segment

Defense and Advanced Technologies

Segment Highlights

- Received information security and cyber defense awards of $224 million, an increase of 225% year over year. Awards reflect sustained strength in demand for various high assurance encryption products from customers to meet network and data center security needs.
- Selected by the U.S. Space Force's Space Systems Command (SSC) for the second phase of its Enterprise Space Terminal program, which is focused on the prototyping and development of a new optical laser communications terminal that can support military operations through crosslinking and multi-orbit, interoperable communications. This contract award aims to accelerate next-generation space technologies.
- Selected Blue Origin as launch mission partner to support Viasat's demonstration of InRange launch telemetry relay service as part of its work with NASA's Communications Services Project. Viasat's Space and Mission Systems team will work with Blue Origin across two future launches to integrate the user terminal and InRange solution on the New Glenn launch vehicle to showcase this innovative space-based launch communications capability.
- Subsequent to quarter end, selected by the Defense Innovation Unit (DIU) to support the prototyping and demonstration of technologies for the next phase of its Hybrid Space Architecture project. Aims to integrate civil, commercial, and military space assets into a unified network environment and deliver secure, resilient, and agile communications for military operations that will enhance warfighters' situational awareness and decision-making capabilities utilizing Viasat's AI-based Network Maneuvering solution.

Awards

Defense and Advanced Technologies (DAT) Q1 FY2026 segment awards increased 22% YoY to $428 million. The YoY growth was driven by significant awards in information security and cyber defense products partially offset by lower awards in the remaining DAT segment businesses. Backlog was $1.1 billion in Q1 FY2026, an increase of 49% YoY and 8% sequentially, with a book-to-bill of 1.2.

Revenue

Q1 FY2026 DAT segment revenue was $344 million, a 15% increase YoY. The YoY revenue growth was driven primarily by product revenue increases in information security and cyber defense and space and mission systems of 84% and 20%, respectively partially offset by lower IP licensing and royalty-based revenues.

Adjusted EBITDA

In Q1 FY2026, DAT segment Adjusted EBITDA declined 10% YoY to $87 million. Strong operating performance in information security and cyber defense and space and mission systems was more than offset by lower IP licensing and royalty-based revenues in tactical networking products and Advanced Technologies and Other (AT&O) and higher DAT segment research and development costs supporting next generation encryption products.

Shareholder Letter | Q1 Fiscal Year 2026 4

Balance Sheet, Cash Flows and Liquidity

Operating Cash Flow

Viasat generated $258 million in operating cash flow during the quarter, an increase of $107 million YoY and a decline of $40 million sequentially. The YoY increase primarily reflects a decline in working capital largely from increases in other accrued liabilities, lower inventory and accounts receivable, and timing of interest payments. The sequential decrease primarily reflects seasonal increase in working capital due to the settlement of annual liabilities partially offset by improved operating performance and timing of interest payments.

Capital Expenditure

Q1 FY2026 capital expenditures declined 34% YoY to $198 million primarily due to lower satellite expenditures related to timing of certain space, ground infrastructure and other capex payments.

Free cash flow[3], Net Debt[4] and Liquidity

Viasat generated $60M in free cash flow during the quarter, an improvement of $210 million compared to prior year driven by a year over year increase in operating cash flow combined with a decline in capital expenditures. For the twelve months ended June 30, 2025, Viasat generated $88 million in free cash flow.

Viasat ended Q1 FY2026 with $2.3 billion in available liquidity which consisted of $1.2 billion in cash and cash equivalents and $1.1 billion of borrowing ability under our two undrawn revolving credit facilities. Our liquidity declined sequentially as we used cash on hand to redeem early all remaining $442.6 million aggregate principal amount of our senior notes due 2025 during the quarter. Net debt remained flat sequentially at $5.6 billion resulting in flat net debt relative to LTM Adjusted EBITDA.

OPERATING CASH FLOW

$ in millions


$151
$239
$219
$298
$258
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

CAPITAL EXPENDITURE

$ in millions


$301
$229
$253
$248
$198
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

FREE CASH FLOW[3]

$ in millions


$(150)
$10
$(33)
$51
$60
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

NET DEBT[4]

$ in billions


$5.6
$5.5
$5.7
$5.6
$5.6
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26

Shareholder Letter | Q1 Fiscal Year 2026 5

Outlook Our first quarter FY2026 financial performance reflects steadfast execution and progress towards positioning Viasat for multi-year earnings growth, attractive cash generation and continued technology and non-transmission services innovation. We expect to increase our global capacity substantially with new satellites entering service as we continue advancing our multi-orbit strategy particularly in aviation, government satcom and maritime. We will stay focused on delivering a sustainable and compelling inflection to positive free cash flow while continuing to invest in future growth opportunities in a disciplined manner. • For FY2026 we continue to expect low single digit YoY revenue growth and flattish YoY Adjusted EBITDA. o We continue to expect Communication Services segment FY2026 flat revenue performance to be driven by low double-digit growth in aviation services, offset by a lower rate of declines in fixed services and other. o We continue to expect Defense and Advanced Technologies segment FY2026 mid-teens YoY revenue growth to be driven primarily by strong double-digit growth in both information security and cyber defense and space and mission systems. • We continue to expect net debt relative to LTM Adjusted EBITDA to increase modestly by the end of FY2026. • In FY2026, we now expect capital expenditures of approximately $1.2 billion, an improvement of $100 million from our prior guidance (this includes approximately $400 million for Inmarsat related capital expenditures). • We continue to expect another year of double-digit operating cash flow growth, and given the timing of capital expenditures, we continue to expect an inflection to positive free cash flow in the second half FY2026. Our guidance does not include the impact from any potential Ligado settlement payments which are pending bankruptcy court approval. See the related press release for additional details. We are committed to building a solid foundation for accelerated and sustained growth and cash generation. Our future growth outlook is compelling and supported by strong secular drivers across our unique and diversified portfolio. We have a comprehensive plan to reinforce our competitive positions, unlock portfolio value and drive returns and shareholder value.

Viasat Satellite Roadmap Phase1, 2 Satellite Design Assembly, Integration and Test (AI&T) Launch & Early Orbit Phase (LEOP) Anticipated Service Entry PDR CDR AI&T TVAC Mechanical Environments Final Ground Test Ready to Ship Launch Campaign Launch Orbit Raising IOT ViaSat-3F1 In Service Partner: Entered Service July 2024 ViaSat-3F2 Late 2025 Partner: ViaSat-3F3 Mid-Late 2025 Partner: + GX-10A/B Early-Mid 2025 Partner: Undisclosed GX-7/8/9 2027 Partner: Inmarsat-8 Partner: 2028 Multi-dimensional, flexible network driving global coverage & capacity and high utilization Key Design Differentiator ViaSat-3 Highest Capacity & Flexibility GX-10A/B Polar Coverage GX-7/8/9 High Flexibility Inmarsat-8 Capital Efficient Global Safety Service 1 Progress bars are not to scale and are for illustrative purposes only 2 The names of certain key partners have been redacted for confidentiality reasons Shareholder Letter | Q1 Fiscal Year 2026 7

Endnotes 1. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, as further adjusted to exclude certain non-cash items and non-recurring expenses such as stock-based compensation expense, acquisition-related expenses, gain or loss on disposal of assets, gain or loss on debt extinguishment, and impairment of assets. A reconciliation of Adjusted EBITDA to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional information. 2. Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders. 3. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures (purchase of property, equipment and satellites, and other assets). A reconciliation of free cash flow to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional financial information. 4. Net debt is defined as total debt less cash and cash equivalents and short-term investments. A reconciliation of net debt to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional financial information.

Forward-Looking Statements This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding projections of earnings, revenue, Adjusted EBITDA, net leverage, free cash flow, capital expenditures, investments, costs, expected cost savings and synergies, return on capital or other financial items, including financial guidance and outlook and expectations for performance and results of operations in FY2026 and beyond; proposed initiatives to strengthen capital structure, create shareholder value, repay debt and reduce capital and operating costs; anticipated trends in our business or key markets; growth opportunities and the acceleration and durability of growth in our businesses; ability to successfully compete in our target markets, and durability or strengthening of competitive advantages; the construction, completion, testing, launch, commencement of service, expected performance and benefits of satellites and satellite payloads (including satellites planned or under construction) and the timing thereof; the expected capacity, coverage, service speeds and other features of our satellites, and the cost, economics and other benefits associated therewith; anticipated subscriber growth; introduction and integration of multi-orbit capabilities, including integration of LEO networks; the ability to capitalize on backlog and awards received and unawarded IDIQ contract vehicles; future economic conditions; the development, demand, customer acceptance and anticipated performance of technologies, products or services; our ability to meet the performance and coverage levels required by our customers; our plans, objectives and strategies for future operations; expected revenue streams from the Ligado settlement; statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: our ability to realize the anticipated benefits of any existing or future satellite; unexpected expenses related to our satellite projects; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, launch, operational or deployment failure or degradation in satellite performance; capacity constraints in our business in the lead-up to the commencement of service on new satellites; increasing levels of competition in our target markets; our ability to successfully implement our business plan on our anticipated timeline or at all; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of changes to global tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; bankruptcy court approval of the Ligado settlement and compliance by Ligado with its terms; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason.

Use of Non-GAAP Financial Information To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc., Adjusted EBITDA, net debt and free cash flow, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. We believe net debt provides useful information to both management and investors in order to monitor our leverage (including our ability to service our debt and make capital expenditures) and evaluate our consolidated balance sheet. A limitation associated with using net debt is that it subtracts cash and therefore may imply there is less debt than the most comparable GAAP measure. We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Free cash flow can vary significantly from period to period depending upon, among other things, operating asset and liability balances, service and product revenues, operating efficiencies, increases or decreases in purchases of property and equipment, subscriber additions (losses), subscriber churn, and other factors. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below under “Non-GAAP Financial Reconciliation.” Copyright © 2025 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat First Quarter Fiscal Year 2026 Results

Financial Results

(In millions, except per share data)	Q1FY26	Q1FY25	Year-Over-Year Change
Revenues	$1,171.1	$1,126.5	4%
Net income (loss) (1)	($56.4)	($32.9)	71%
Non-GAAP net income (loss) (1)	$23.1	$39.0	(41)%
Adjusted EBITDA	$408.5	$403.9	1%
Diluted per share net income (loss) (1)	($0.43)	($0.26)	65%
Non-GAAP diluted per share net income (loss) (1), (2)	$0.17	$0.30	(43)%
Fully diluted weighted average shares (2)	131.6	126.6	4%

New contract awards (3)	$1,182.7	$1,161.6	2%
Backlog(4)	$3,548.7	$3,639.6	(2)%
Segment Results
(In millions)	Q1FY26	Q1FY25	Year-Over-Year Change
Communication Services
New contract awards (3)	$754.4	$810.9	(7)%
Revenues	$827.4	$826.8	0%
Operating profit (loss) (5)	$40.9	$41.9	(3)%
Adjusted EBITDA	$321.5	$307.7	5%

Defense and Advanced Technologies
New contract awards (3)	$428.3	$350.7	22%
Revenues	$343.7	$299.7	15%
Operating profit (loss) (5)	$71.5	$84.0	(15)%
Adjusted EBITDA	$86.9	$96.3	(10)%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the three months ended June 30, 2025 and June 30, 2024 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three months ended June 30, 2025 and June 30, 2024 resulted in non-GAAP net income, 134.1 million and 128.3 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our Communication Services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in flight internet service revenues under our commercial in-flight internet agreements in our Communication Services segment.

(5)	Before corporate and amortization of acquired intangible assets.

Note: Some totals may not foot due to rounding.

Shareholder Letter | Q1 Fiscal Year 2026   11

Viasat First Quarter Fiscal Year 2026 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended
	June 30, 2025	June 30, 2024
Revenues:
Service revenues	$826,370	$820,721
Product revenues	344,684	305,739

Total revenues	1,171,054	1,126,460

Operating expenses:
Cost of service revenues	528,234	516,667
Cost of product revenues	233,382	194,158
Selling, general and administrative	262,832	251,122
Independent research and development	34,193	38,563
Amortization of acquired intangible assets	65,741	66,215

Income (loss) from operations	46,672	59,735
Interest (expense) income, net	(86,067)	(82,984)
(Loss) gain on extinguishment of debt	(288)	—
Other income (expense), net	(5,164)	—

Income (loss) before income taxes	(44,847)	(23,249)
(Provision for) benefit from income taxes	(6,610)	(1,184)
Equity in income (loss) of unconsolidated affiliates, net	3,733	2,746

Net income (loss)	(47,724)	(21,687)
Less: net income (loss) attributable to noncontrolling interest, net of tax	8,710	11,225

Net income (loss) attributable to Viasat, Inc.	$(56,434)	$(32,912)

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.43)	$(0.26)

Diluted common equivalent shares (1)	131,578	126,580

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended
	June 30, 2025	June 30, 2024
GAAP net income (loss) attributable to Viasat, Inc.	$(56,434)	$(32,912)
Amortization of acquired intangible assets	65,741	66,215
Stock-based compensation expense	14,707	19,182
Acquisition and transaction related expenses (2)	9,725	2,301
Loss (gain) on extinguishment of debt	288	—
Other (income) expense, net	5,164	—
Income tax effect (3)	(16,097)	(15,821)

Non-GAAP net income (loss) attributable to Viasat, Inc.	$23,094	$38,965

Non-GAAP diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$0.17	$0.30

Diluted common equivalent shares (1)	134,149	128,268

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended
	June 30, 2025	June 30, 2024
GAAP net income (loss) attributable to Viasat, Inc.	$(56,434)	$(32,912)
Provision for (benefit from) income taxes	6,610	1,184
Interest expense (income), net	86,067	82,984
Depreciation and amortization (4)	342,344	331,204
Stock-based compensation expense	14,707	19,182
Acquisition and transaction related expenses (2)	9,725	2,301
Loss (gain) on extinguishment of debt	288	—
Other (income) expense, net	5,164	—

Adjusted EBITDA	$408,471	$403,943

(1)

As the three months ended June 30, 2025 and June 30, 2024 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three months ended June 30, 2025 and June 30, 2024 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(2)	Costs typically consist of acquisition, integration, and disposition related costs.
(3)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(4)	Including amortization of capitalized cloud computing implementation costs.

Shareholder Letter | Q1 Fiscal Year 2026   12

Viasat First Quarter Fiscal Year 2026 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended June 30, 2025			Three months ended June 30, 2024
	Communication Services Segment	Defense and Advanced Technologies Segment	Total	Communication Services Segment	Defense and Advanced Technologies Segment	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$40,876	$71,537	$112,413	$41,939	$84,011	$125,950
Depreciation (5)	246,749	10,952	257,701	238,393	11,407	249,800
Stock-based compensation expense	8,312	6,395	14,707	12,095	7,087	19,182
Other than acquired intangible assets amortization (4)	14,009	4,893	18,902	10,740	4,449	15,189
Acquisition and transaction related expenses (2)	7,874	1,851	9,725	1,786	515	2,301
Equity in income (loss) of unconsolidated affiliates, net	3,733	—	3,733	2,746	—	2,746
Noncontrolling interest	(30)	(8,680)	(8,710)	(30)	(11,195)	(11,225)

Adjusted EBITDA	$321,523	$86,948	$408,471	$307,669	$96,274	$403,943

(5)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Shareholder Letter | Q1 Fiscal Year 2026   13

Viasat First Quarter Fiscal Year 2026 Results (cont.)

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
Assets	June 30, 2025	March 31, 2025

Current assets:
Cash and cash equivalents	$1,177,492	$1,612,105
Accounts receivable, net	686,185	699,552
Inventories	284,216	293,943
Prepaid expenses and other current assets	307,912	282,343

Total current assets	2,455,805	2,887,943

Property, equipment and satellites, net	7,339,470	7,405,664
Operating lease right-of-use assets	429,479	416,490
Acquired intangible assets, net	2,191,774	2,270,777
Goodwill	1,626,221	1,622,132
Other assets	853,057	845,778

Total assets	$14,895,806	$15,448,784

	As of	As of
Liabilities and Equity	June 30, 2025	March 31, 2025

Current liabilities:
Accounts payable	$241,866	$264,300
Accrued and other liabilities	867,316	908,529
Current portion of long-term debt	52,161	503,825

Total current liabilities	1,161,343	1,676,654

Senior notes	3,655,874	3,652,882
Other long-term debt	2,876,741	2,879,402
Non-current operating lease liabilities	433,428	414,133
Other liabilities	2,166,448	2,181,153

Total liabilities	10,293,834	10,804,224

Total Viasat Inc. stockholders’ equity	4,562,228	4,553,831
Noncontrolling interest in subsidiary	39,744	90,729

Total equity	4,601,972	4,644,560

Total liabilities and equity	$14,895,806	$15,448,784

Shareholder Letter | Q1 Fiscal Year 2026   14

Non-GAAP Financial Reconciliation

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
GAAP net income (loss) attributable to Viasat, Inc.	$(56,434)	$(246,053)	$(158,413)	$(137,584)	$(32,912)
Provision for (benefit from) income taxes	6,610	3,758	(11,798)	5,915	1,184
Interest expense (income), net	86,067	86,828	76,768	91,444	82,984
Depreciation and amortization (4)	342,344	337,182	337,755	354,666	331,204
Stock-based compensation expense	14,707	16,917	21,503	22,783	19,182
Acquisition and transaction related expenses (2)	9,725	6,761	20,855	34,550	2,301
Ground network impairment and related charges	—	169,400	—	—	—
Loss (gain) on extinguishment of debt, net	288	—	96,614	3,200	—
Other (income) expense, net	5,164	—	9,976	—	—

Adjusted EBITDA	$408,471	$374,793	$393,260	$374,974	$403,943

NET DEBT	As of
(In thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total debt	$6,741,529	$7,204,275	$7,218,294	$9,064,558	$7,456,369
Less: cash and cash equivalents	1,177,492	1,612,105	1,556,489	3,529,770	1,811,599

Net debt	$5,564,037	$5,592,170	$5,661,805	$5,534,788	$5,644,770

FREE CASH FLOW

The following table reconciles free cash flow to “Net cash provided by (used in) operating activities.”

(In thousands)	For the three months ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Net cash provided by (used in) operating activities	$258,460	$298,443	$219,459	$239,189	$151,096
Purchase of property, equipment and satellites, and other assets (capital expenditures)	(198,013)	(247,723)	(252,632)	(228,808)	(301,019)

Free cash flow	$60,447	$50,720	$(33,173)	$10,381	$(149,923)

Shareholder Letter | Q1 Fiscal Year 2026   15

Selected Segment Information

(Unaudited)

(In thousands)

	Three months ended
	June 30, 2025	June 30, 2024
Revenues:
Communication services
Aviation services	$292,892	$257,155
Government satcom services	191,768	183,873
Maritime services	117,801	123,947
Fixed services and other services	174,737	201,636

Total services	777,198	766,611
Total products	50,173	60,176

Total communication services revenues	827,371	826,787
Defense and advanced technologies
Total services	49,172	54,110
Information security and cyber defense products	102,148	55,507
Space and mission systems products	87,973	73,306
Tactical networking products	68,279	71,410
Advanced technologies and other products	36,111	45,340

Total products	294,511	245,563

Total defense and advanced technologies revenues	343,683	299,673
Elimination of intersegment revenues	—	—

Total revenues	$1,171,054	$1,126,460

Shareholder Letter | Q1 Fiscal Year 2026   16